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Exhibit 2

AGNICO-EAGLE MINES LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

        The Code of Business Conduct and Ethics (the "Code of Ethics") embodies the commitment of Agnico-Eagle Mines Limited (the "Corporation") and its subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees and members of our Board of Directors are expected to adhere to those principles and procedures of the Code of Ethics that apply to them.

Compliance and Reporting

        Any employee or director who becomes aware of any existing or potential violation of the Code of Ethics may notify the Primary Contact or Secondary Contact in accordance with the procedures set out in the Confidential Anonymous Complaint Reporting Policy (the "Reporting Policy") for guidance and direction on the topic. All reports will be treated confidentially and it is the Corporation's policy not to allow retaliation against anyone for reports of misconduct made in good faith.

Conflicts of Interest

        A "conflict of interest" occurs when an individual's personal interest improperly interferes with the interests of the Corporation. Conflicts of interest are prohibited as a matter of policy, unless they have been approved by the Corporation. In particular, an employee or director must never use or attempt to use his or her position at the Corporation to obtain any improper personal benefit for himself or herself, for his or her family members or for any other person.

        Any employee or director who is aware of any situation that is or could reasonably be expected to give rise to a conflict of interest must discuss the matter promptly with the Primary or Secondary Contact, who are specified in the Reporting Policy.

Employees' Other Interests

        While the Corporation recognizes and respects an employee's right to take part in financial, business and other activities outside their jobs, these activities must be free of conflict with their responsibilities as the Corporation's employees. Employees must avoid acquiring any interests or participating in any activities that might reasonably be regarded as:

  i.
  creating an obligation or distraction which would affect their judgement or ability to act solely in the Corporation's best interests; or

  ii.
  depriving the Corporation of the time or attention required to perform their duties properly.

        Employees must disclose to their supervisor, in writing, all business, commercial or financial interests or activities which might reasonably be regarded as creating an actual or potential conflict with their duties of employment.

        Each employee of the Corporation who has executive or supervisory responsibility is required to see that actions taken and decisions made within his or her jurisdiction are free from the influence of any interests that might reasonably be regarded as conflicting with those of the Corporation.

Public Disclosure

        Information in the Corporation's public communications, including securities commission filings and communications with shareholders, must be full, fair, accurate, timely and understandable. All employees and directors who are involved in the Corporation's disclosure process are expected to act in furtherance of this policy. In particular, these individuals are required to be familiar with the disclosure requirements for the Corporation and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Corporation to others, whether within or outside the Corporation, including the Corporation's independent auditors. Additionally, any employee or director with a supervisory role in the Corporation's disclosure process is required to discharge his or her responsibilities diligently. For further guidance, employees and directors should refer to the Corporation's Statement of Disclosure Controls, Procedures and Policies.

Compliance with Laws, Rules and Regulations

        Compliance with all applicable governmental laws, rules and regulations is essential to conducting our business. Each employee and director is expected to adhere to the standards and restrictions imposed by those laws, rules and regulations.

Accountability

        Employees and directors will be held accountable for their adherence to the Code of Ethics. Failure to observe the terms of the Code of Ethics may result in disciplinary action, including termination of employment or removal from the Board of Directors. Violations of the Code of Ethics may also constitute violations of law and may result in civil or criminal penalties for employees, directors and the Corporation.

Corporate Opportunities

        Employees and directors are expected to advance the Corporation's legitimate business interests when the opportunity to do so arises. Employees and directors may not take for themselves (or direct to a third party) a business opportunity that is discovered through the use of the Corporation's property, information or position, unless the Corporation has already been offered the opportunity and turned it down. More generally, employees and directors are prohibited from using corporate property, information or position to compete with the Corporation.

        The line between personal benefits and those of the Corporation is often difficult to draw and sometimes both personal benefits and benefits to the Corporation may be derived from certain activities. If an employee or director has any questions that a personal use of the Corporation's property or services may not solely be for the benefit of the Corporation, he or she should discuss the matter with the Primary or Secondary Contact.

Confidentiality

        In carrying out the Corporation's business, employees and directors often learn confidential or proprietary information about the Corporation, its customers, suppliers, business partners, or other third parties. Employees and directors must respect and support the confidentiality of such information, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Corporation, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. Employees and directors should refer to the policies set forth in the Corporation's statement of Disclosure Controls, Procedures and Policies under "Disclosure of Material Information", "Rumours", "Quiet Periods" and "Maintaining Confidentiality" for more detailed guidance on this topic.

Ore Reserves

        The calculation of ore reserves and other mineral resources is to be made in a manner consistent with applicable laws, and the Corporation's policies and procedures. Ore reserve and other mineral resource estimates are considered confidential until made public by an officer with proper authority. Compliance with all legal requirements for the delineation of ore reserves and other mineral resources is critical.

        Ore reserves are one of the primary bases for the valuation of the Corporation's securities. Accurate and timely disclosure of ore reserve and mineral resource data is critical to the integrity of the Corporation within the investment community.

Public Relations

        The Corporation's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and Director of Investor Relations are responsible for all public relations, including all contact with the media, shareholders, analysts and other members of the investment community. For further guidance on this topic, please refer to the Corporation's Statement of Disclosure Controls, Procedures and Policies.

Giving Gifts or Benefits

        Employees and directors must not offer or give on behalf of the Corporation extravagant gifts or excessive entertainment or benefits to others.

        Modest gifts and reasonable entertainment may be given for business purposes by appropriate employees or directors, where legally permitted and in accordance with local business practices, to persons or entities doing business or seeking to do business with the Corporation. No gift or entertainment should be of such value as to constitute a real personal enrichment of the recipient or to be perceived as such. Cash or cash value vouchers are not to be given. Gifts or entertainment given on behalf of the Corporation should be of a nature and amount that avoid embarrassment and would not reflect unfavourably on the Corporation or the recipient, if subjected to public scrutiny.

Receiving Gifts or Benefits

        Employees and directors must not use their position to obtain personal gain or benefit from those doing or seeking to do business with the Corporation. Employees and directors must not seek any gifts, payments, services, loans, or other benefits.

        Employees and directors are required to select and deal with suppliers, customers and others doing or seeking to do business with the Corporation in a completely impartial manner and be perceived by others to be acting in an impartial manner, without favour or preference based upon any considerations other than the best interests of the Corporation. Modest gifts and reasonable entertainment may be received from business associates of the Corporation. No gift, favour or entertainment shall be of such a nature as might affect, or reasonably be perceived to affect, an employee's judgment or conduct in matters involving the Corporation. Cash or cash value vouchers are not to be accepted. Gifts or benefits of a more substantial nature from customers or suppliers are not encouraged. However, occasionally there are special circumstances that may apply and, in such cases, permission must be obtained from the Primary or Secondary Contact.

Fair Dealing

        We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through illegal or unethical business practices. Stealing proprietary information, possessing or using trade secrets obtained without the owners consent, or inducing such disclosures by past or present employees of other companies is prohibited.

        Each employee and director is expected to deal fairly with the Corporation's service providers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Equal Employment Opportunity and Harassment

        Our personnel decisions are made on the basis of merit and contribution to the Corporation's success. Concern for the personal dignity and individual worth of every person is an indispensable element in our standard of conduct. The Corporation affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This means equal opportunity in regard to each individual's terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment. Employees who experience or observe work-related discrimination, harassment or similar problems are urged to report them to the Primary or Secondary Contact.

Insider Trading

        Securities legislation in Canada requires the Corporation to disclose material information in a timely manner. It also seeks to protect the public from abuse of material information by insiders of the Corporation before it is generally disclosed by imposing sanctions for such abuse. These sanctions may be imposed on directors and senior officers of the Corporation and other persons who have access to undisclosed material information about the Corporation as a result of that person's relationship with the Corporation (or an insider of the Corporation). They could, for example, be imposed on employees, family members of the Corporation's employees and on other persons who learn of undisclosed material information through the Corporation's employees.

        It is both illegal and against policy for any employee or director who is aware of material non-public information relating to the Corporation, any of its customers, suppliers, service providers or other business partners, or any other company to buy or sell any securities of those issuers or to pass on the information to anyone else except in the necessary course of business. Accordingly, insiders and employees with knowledge of confidential or material information about the Corporation, or counter-parties in negotiations of material potential transactions, are prohibited from trading shares in the Corporation or any counter-party until the confidential or material information has been fully disclosed and a reasonable period of time has passed for such information to be widely disseminated.

        Material information is information that would reasonably be expected to result in a significant change in, or to have a significant effect on, the market price or the value of a corporation's securities or which could affect the decision of a reasonable investor to invest in a corporation's securities. Examples include:

  •
  a major acquisition or disposition;
  •
  a significant change in capital or corporate structure;
  •
  anticipated significant changes in earnings or production;
  •
  change in dividends;
  •
  significant litigation;
  •
  entering into or loss of significant contracts;
  •
  disputes with major contractors or suppliers; and
  •
  public or private sale of additional securities.

        This is not an exhaustive list and other information may also constitute material information.

        To prevent insider trading violations and avoid embarrassing situations both for the Corporation and employees and directors, all employees, officers or directors of the Corporation are prohibited from selling or buying securities of the Corporation at frequent intervals or selling such securities short at any time. Purchases of the Corporation's securities should be made for long term investment rather than for speculative purposes. In addition, management-level employees (Appendix A), officers or directors of the Corporation must consult in writing with and obtain clearance in writing from the Primary or Secondary Contact before buying or selling securities of the Corporation or exercising any of the Corporation's options, other than pursuant to the Corporation's Incentive Share Purchase Plan. Unless it is clear that there is no undisclosed material information concerning the Corporation, clearance to complete a proposed trade will be denied. The Corporation's policy is to be cautious and conservative when granting or denying trading clearance in recognition of the fact that trades that create notoriety, even if they are ultimately found to be proper, tarnish the Corporation's goodwill and reputation, especially among its shareholders and analysts. Approvals for a proposed transaction will be effective for five business days, unless revoked prior to that time. No shares of the Corporation may be purchased or sold or options exercised after that five business day period ends unless the approval is renewed.

        Trading blackout periods will apply to those directors, officers and management-level employees during periods when financial statements are being prepared but results have not yet been publicly disclosed. The blackout period commences on the first day of the month following the end of an interim quarter and ends at the end of the second business day following the issuance of a news release disclosing quarterly results. At December 31st only, the blackout period commences on January 15th of the following year, and ends at the end of the second business day following the issuance of a news release disclosing the audited year end results.

        Blackout periods may be prescribed from time to time by the Disclosure Committee as a result of special circumstances relating to the Corporation pursuant to which insiders of the Corporation would be precluded from trading in securities of the Corporation. All parties with knowledge of such special circumstances should be covered by the blackout. Such parties may include external advisors such as legal counsel, investment bankers, auditors and counter-parties in negotiations of material potential transactions. The trading blackout periods do not apply to purchases and sales made pursuant to the Corporation's Dividend Reinvestment Plan or Incentive Share Purchase Plan.

        Transactions that may be necessary or justifiable for independent reasons, including emergency expenditures and transactions planned before the employee or director learned the material information, are not exceptions to the foregoing trading restrictions. Even the appearance of an improper transaction must be avoided to prevent any potential risk to the Corporation or the individual. Violations of insider trading laws may be punishable by fines or imprisonment.

        Certain "insiders" are obliged to file reports for all trades made by them in the Corporation's securities. The persons subject to this obligation include:

  •
  directors and senior officers of the Corporation;
  •
  directors and senior officers of the Corporation's subsidiaries; and
  •
  beneficial owners of more than 10% of the votes attached to the voting securities of the Corporation as well as the directors and senior officers of such shareholders.

        These insiders must file reports with various securities commissions in Canada. In order to ensure that insider trading reports are filed on a timely basis in all applicable jurisdictions, all approved transactions once completed must be reported immediately by insiders to the Assistant of the Legal Department (Virginia De La Cruz) at head office who will co-ordinate with such insiders the preparation and filing of all necessary insider trading reports.

Financial Controls and Records

        Accounting and financial records must be maintained which accurately reflect all of the Corporation's transactions. Each operating unit is responsible for the design, implementation and maintenance of adequate systems of internal accounting and administrative controls.

        The Corporation's accounting and financial records must reflect, in an accurate, complete and timely manner, all transactions affecting the Corporation in order to meet statutory requirements and to ensure proper preparation of the Corporation's financial statements in accordance with the applicable generally accepted accounting principles. Transactions must be properly authorized and approved and recorded in accordance with both the applicable generally accepted accounting principles and the highest standards of integrity. Accounting and financial records must be adequately protected from destruction or tampering.

        While the management style adopted by the Corporation gives employees considerable discretion in their duties, all employees are responsible for establishing and maintaining an effective system of accounting and administrative controls in their area of responsibility. The objective of these controls is to provide assurance that all assets are adequately protected, properly used and the financial records accurately reflect the assets and liabilities of the Corporation. Management of the relevant operating unit is responsible for knowing what can go wrong in their area of responsibility, and to be alert for symptoms of wrongdoing, loss or errors. Notwithstanding this, regional Controllers or their equivalent are responsible for the overall integrity of the financial systems and controls in their regions. Accordingly they are expected and authorized to intervene to investigate and take action in situations at operations within their region where they believe financial controls are not meeting standards or are at risk of being circumvented.

        No person may conceal information from management, the Corporation's internal or external auditors or legal counsel.

        Internal control provides the Corporation with a system of "checks and balances" to assist in ensuring that accounting and administrative policies are complied with throughout the Corporation. This is not only a good business practice, but also ensures compliance with the various securities and tax laws to which the Corporation is subject.

Waivers Of The Code Of Ethics

        The Corporation may waive certain provisions of the Code of Ethics when deemed absolutely appropriate under the circumstances. Any employee or director who believes that a waiver may be called for should discuss the matter with the Primary or Secondary Contact. Waivers for executive officers (including Senior Financial Officers) or directors of the Corporation may be made only by the Board of Directors or a committee of the Board. Waivers will be disclosed as required under applicable securities commission and stock exchange rules.

APPENDIX A

MANAGEMENT-LEVEL EMPLOYEES

Corporate Division:	Other:
Director, Investor Relations Corporate Controller Manager, Project Evaluation Operations Manager General Manager, Metallurgy & Marketing Manager, Marketing Manager, Internal Audit Senior Accountant	Chief Metallurgist — Projects Exploration Manager, Canada Exploration Manager, U.S.A.
LaRonde Division:
Mine Manager
Production Superintendent
Engineering Superintendent
Geology Superintendent
Mechanical Superintendent
Electrical Superintendent
Milling Superintendent
Environment Superintendent
Administration Superintendent
Human Resources Superintendent
Goldex Division:
Mine Manager Underground Superintendent Milling Superintendent Technical Services Superintendent Maintenance Superintendent
Regional Division:
Project Regional Manager General Manager of Human Resources General Manager of Administration General Manager of Environment Manager of Technical Services Manager of Construction
Riddarhyttan Resources AB:
Managing Director Chief Financial Officer Technical Manager

Acknowledgement

I, (insert name)                          hereby acknowledge having reviewed this Code and that I understand its provisions and will respect this Code and its intent at all times.

Date:
(Signature)

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  Exhibit 2
AGNICO-EAGLE MINES LIMITED CODE OF BUSINESS CONDUCT AND ETHICS
APPENDIX A MANAGEMENT-LEVEL EMPLOYEES